UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 8, 2018

Jones Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36006	80-0907968
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

807 Las Cimas Parkway, Suite 350 Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 328-2953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02                                           Unregistered Sales of Equity Securities.

The disclosure in Item 5.02 of this Current Report on Form 8-K regarding the inducement award (as hereinafter defined) is incorporated by reference into this Item 3.02. The inducement award is exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

Item 5.02                                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2018, following the approval of the Compensation Committee of its Board of Directors, Jones Energy, Inc. (the “Company”) and Carl F. Giesler, Jr., the Company’s new Chief Executive Officer, agreed to amend and restate the Employment Agreement (the “Original Agreement”) previously entered into between Jones Energy, LLC, a wholly owned subsidiary of the Company, and Mr. Giesler in order to revise certain terms of Mr. Giesler’s compensation. The Company made these changes to facilitate broader structural adjustments to its compensation program. The amended and restated Original Agreement (the “Restated Agreement”) will reflect the grant of the inducement award (as hereinafter defined), including the terms thereof described in this Current Report on Form 8-K.

On August 8, 2018, the Company made a grant (the “inducement award”) to Mr. Giesler, effective July 23, 2018, which is the date Mr. Giesler commenced employment with the Company, of 3,000,000 Restricted Stock Units (“RSUs”), with each RSU representing one share of Class A common stock of the Company, which will vest in equal one-third installments on July 1, 2019, July 1, 2020 and July 1, 2021 subject to Mr. Giesler’s continued employment. The grant was offered by the Company as a material inducement to Mr. Giesler’s hiring as Chief Executive Officer outside the terms of the Company’s Amended and Restated 2013 Omnibus Incentive Plan (the “Plan”) or any other incentive plan and was approved by the Compensation Committee of the Company’s Board of Directors in reliance on the employment inducement exemption under the NYSE’s Listed Company Manual Rule 303A.08.

In addition, the Restated Agreement will reflect the grant, which was made by the Company effective as of July 23, 2018, of a compensatory cash award in an aggregate amount of $320,000, which will vest and be paid out in equal one-third installments on April 1, 2019, October 1, 2019 and April 1, 2020. The cash award will be made pursuant to a cash award agreement under the Plan (the “Cash Award Agreement”).

The grant of 4,000,000 RSUs referred to in the Original Agreement prior to its amendment and restatement was modified to instead be comprised of the 3,000,000 RSUs and the compensatory cash award described in this Current Report on Form 8-K.

The RSUs subject to the inducement award and the cash award will fully vest upon Mr. Giesler’s termination of employment prior to the final vesting date if (i) his termination is due to his death or disability, or (ii) if following a change in control (as defined in the award agreement relating to the RSUs or the Cash Award Agreement, as the case may be), his termination is by the Company without cause or by Mr. Giesler for good reason (as each of those terms are defined in the award agreement relating to the RSUs or the Cash Award Agreement, as the case may be).

Except as set forth in this Current Report on Form 8-K, the terms of the Original Agreement disclosed in the Current Report on Form 8-K filed by the Company on July 20, 2018 remain unchanged in the Restated Agreement. The foregoing descriptions of the Restated Agreement and the cash award are qualified in their entirety by reference to the text of the Restated Agreement and the form of Cash Award Agreement, respectively, copies of which the Company plans to file as exhibits to its Quarterly Report on Form 10-Q for the period ending September 30, 2018.

Item 7.01                                           Regulation FD Disclosure.

On August 14, 2018, the Company issued a press release announcing the grant of the inducement award to Mr. Giesler. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release of Jones Energy, Inc., dated August 14, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES ENERGY, INC.

Date: August 14, 2018	By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer